Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-11 (Amendment No. 5) of our report dated March 21, 2016, except for Note 11 which is dated March 31, 2016, with respect to the audited consolidated financial statements of Global Medical REIT Inc. for the year ended December 31, 2015 and for the period from September 1, 2014 through December 31, 2014; and our report dated May 19, 2016 with respect to the audited financial statements of Global Medical REIT Inc. for the year ended August 31, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 16, 2016